EXHIBIT 10.1
TERMINATION OF COLLABORATION AND LICENSE AGREEMENT

This Termination Agreement (“Termination Agreement”) is entered into as of June 15, 2011 (the “Termination Agreement Effective Date”) by and between NovaBay Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 5980 Horton Street, Suite 550, Emeryville, CA 94608 (“NovaBay”) and Alcon Research, Ltd., a Delaware corporation, having its principal place of business at 6201 S. Freeway, Fort Worth, Texas 76134-2099 (“Alcon”).  NovaBay and Alcon are each referred to herein by name, or individually as a “Party” or collectively as “Parties.”

BACKGROUND

A.       NovaCal Pharmaceuticals, Inc. and Alcon Manufacturing, Ltd. entered into a Collaboration and License Agreement (the “Agreement”) on August 29, 2006, which was amended November 4, 2010 by the First Amendment to Collaboration and License Agreement (“First Amendment”) to expand the definition of “Aganocide Compounds” as originally defined and to effect changes in certain other Agreement provisions, all as set forth in such First Amendment.

B.       The Parties now desire to terminate the Agreement effective as of June 30, 2011 (the “Termination Effective Date”) as set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, NovaBay and Alcon hereby agree to amend the Agreement as follows:

AGREEMENT

1.         Alcon and NovaBay hereby agree to terminate the Agreement in its entirety. Such termination shall be effective as of the Termination Effective Date and shall be deemed to be termination by Alcon pursuant to Section 12.2.1; however, NovaBay hereby waives all rights to notice of termination as may be otherwise provided under the Agreement or applicable laws. For clarity, those provisions of the Agreement intended to survive in accordance with Section 12.4.3 of the Agreement shall survive with the following modifications:

(a)              The provisions of Section 8.4.6, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 9.4, 12.5.1(b), 12.5.1(e), 12.5.1(f), 12.5.1(g) and 12.5.2 shall all terminate in their entirety; and

(b)              In addition to and without limiting the rights and obligations of the Parties under Section 12.5.1 that survive, Alcon shall deliver copies of and does hereby assign to NovaBay all right, title and interest it may have in all (i) clinical study reports in Alcon’s possession or control related to NVC-422 for the treatment of adenoviral conjunctivitis including those arising from (A) the Phase 1 safety study and (B) the completed Phase 2 study (when available), (ii) technical reports, e.g., pharmacology and toxicology, stability results for any solution incorporating NVC-422 and (iii) INDs (including clinical trial authorizations) with respect to NVC-422 whether approved or not, e.g., those filed in India and Brazil;

otherwise, all other terms and conditions of the Agreement are hereby terminated and shall have no further force or effect.

2.         Alcon shall pay to NovaBay wind-down payments totaling $2,972,245 according to the following schedule:  i) a payment of $168,039 within thirty (30) days of the Termination Agreement Effective Date for NovaBay’s non-FTE related costs for 2011, ii) a payment of $77,756 within thirty (30) days of Alcon’s receipt of NovaBay’s invoice for a retroactive Q1/Q2 2011 FTE rate adjustment pursuant to Section 8.2.1(a) of the Agreement, iii) $726,450 for payment of Q3/Q4 2011 FTE related costs within (30) days of Alcon’s receipt of NovaBay’s invoice for such costs, and iv) $2,000,000 within 30 days of the Termination Effective Date for the reduced otic and sinus Milestone Event 1 payment pursuant to Section 8.3.1(f) of the Agreement.  For clarity, such payments shall be in lieu of any and all other payments that are or may be payable to NovaBay as of the Termination Effective Date or as a result of termination of the Agreement, including any amount due under Section 8.3.1(f) of the Agreement as amended pursuant to the First Amendment.  Further, the Parties agree that such payments satisfy Alcon’s obligations pursuant to Sections 2.4, 3.2, 3.3, and 4.1.2 of the Agreement relative to the Discovery of Aganocide Compounds and Development of Licensed Products in the ophthalmic, otic, and sinus Sub-Fields, including, but not limited to, Alcon’s obligation to use Commercially Reasonable Efforts to Develop Licensed Products.

3.         Section 9.2.2 of the Agreement is hereby amended to read in its entirety as follows:

9.2.2
Joint Patents.  With respect to Patents claiming subject matter jointly owned by the Parties ((i.e., the Joint Patent Application listed in Appendix A to the Termination of Collaboration and License Agreement), NovaBay shall have the first right to control the Prosecution and Maintenance of such Patents.

4.         Section 12.5.1(d) of the Agreement is hereby amended to read in its entirety as follows:

(d)
Technology Licenses.  Alcon hereby grants NovaBay, effective on the Termination Effective Date, a non-exclusive, worldwide, irrevocable, license, under (i) any Patents Controlled by Alcon or its Affiliates covering Licensed Products (and Licensed Compounds contained in Licensed Products) for which any human clinical trial or other human testing had been initiated or that were being Commercialized by or under authority of Alcon (including formulations and methods of manufacture thereof) (such Patents including the Alcon Patent Applications listed in Appendix A to the Termination of Collaboration and License Agreement) the “Alcon Patents”); provided, however if any such Alcon Patent is subject to payment obligations to a Third Party, Alcon shall promptly disclose such obligations to NovaBay in writing and such Patents shall be deemed to be Alcon Patents only if NovaBay agrees in writing to reimburse all amounts owed to such Third Party as a result of NovaBay’s exercise of such license, and (ii) any Know-How disclosed to NovaBay under this Agreement or developed or utilized by Alcon in connection with such Licensed Products; in each case to the extent necessary to make, have made, use, sell, offer for sale and import Licensed Compounds and such Licensed Products.  The license granted under this Section 12.5.1(d) shall include the right to sublicense.  Prior to the exercise of such license (or grant of any sublicense) with respect to particular Know-How or Alcon Patents, NovaBay shall provide written notice to Alcon.  In the event NovaBay desires to exercise its license or right to sublicense with respect to products covered by the Alcon Patents, the Parties shall negotiate in good faith the consideration to be paid by NovaBay; provided that the consideration payable to Alcon pursuant to this Section 12.5.1(d) shall not exceed three and one-half percent (3.5%) of net sales of products covered by the Alcon Patents by NovaBay or such sublicensee or their Affiliates and shall not exceed seven percent (7%) for all such licenses or sublicenses.  Accordingly, within one (1) year of the Termination Effective Date, the Parties shall initiate good faith negotiations to define an appropriate license agreement.

5.         The Parties acknowledge and agree that, as of the Termination Agreement Effective Date (i) neither Party is in breach of or default under any of the terms or provisions of the Agreement, (ii) neither Party has a claim for breach of or default under the Agreement or otherwise against the other Party, and (iii) no event has occurred that, with the passage of time or giving of notice, or both, would ripen into a breach or default under any of the terms of provisions of the Agreement.

6.         Except as otherwise defined in this Termination Agreement capitalized terms used herein shall have the meanings given thereto in the Agreement (as amended).

This Termination Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement in duplicate original by their duly authorized representative effective as of the Termination Effective Date.

	NOVABAY PHARMACEUTICALS, INC.		ALCON RESEARCH, LTD.
By:	/s/ Ramin ("Ron") Najafi	By:	/s/ Sabri Markabi
Name:	Ron Najafi, Ph.D.	Name:	Sabri Markabi, M.D.
Title	: Chairman & Chief Executive Officer	Title:	Senior Vice President and Chief Medical Officer
Date:	June 17, 2011	Date:	June 15, 2011

Alcon Patent Applications

U.S. Patent Application No./Serial No.	Title
20080275123 (3248)	N-HALOGENATED AMINO ACID FORMULATIONS
20080275126 (3242)	ALIPHATIC ACID-CONTAINING N-HALOGENATED AMINO ACID FORMULATIONS
20080275122 (3245)	N-HALOGENATED AMINO ACID FORMULATIONS WITH ANTI-INFLAMMATORY COMPOUNDS
20080275121 (3342)	N-HALOGENATED AMINO ACID FORMULATIONS AND METHODS FOR CLEANING AND DISINFECTION
20090197838 (3418)	ANTIMICROBIAL N-HALOGENATED AMINO ACID SALTS
U.S. Serial No. 12/701,296	N-HALOGENATED AMINO ACID AND PHOSPHINE OXIDE FORMULATIONS
U.S. Serial No. 12/706,681	N-CHLOROAMINO ALCOHOL FORMULATIONS AND METHODS FOR CLEANING AND DISINFECTION

Joint Patent Application

U.S. Patent Serial No.	Title
12/905,512 (U.S. Only)	SOLID COMPOSITIONS COMPRISING N-HALOGENATED OR N,N-DIHALOGENATED AMINE COMPOUNDS